November 13, 1998


                           FOURTEEN HILL CAPITAL, L.P.
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                       ANNOUNCES THIRD QUARTER FINANCINGS
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SAN  FRANCISCO-(November 13, 1998) Fourteen Hill Capital, L.P., a majority owned affiliate of Point West Capital  Corporation  (which  trades on NASDAQ under the symbol PWCC) today announced  that,  during the third quarter of 1998, it closed two financings in the aggregate amount of $1,250,000.



Fourteen Hill purchased an additional  $1,000,000 of convertible preferred stock of  FlashNet,  Inc.  FlashNet  (www.flash.net)  is a national  Internet  Service

Provider  headquartered  in Ft.  Worth,  Texas.  FlashNet  is one of the largest privately held ISPs in the country,  providing  Internet  access to over 200,000 individual and business customers throughout the United States.



Fourteen   Hill   purchased   a  $250,000   note  from   Homeseekers.com,   Inc.

HomeSeekers.com   (www.homeseekers.com)   is  a  leading   provider  of  on-line

residential real estate listing  information for use by home buyers, real estate agents, mortgage and title insurance companies and others. The Company's on-line system  currently  hosts more than  660,000  residential  real estate  listings.

Homeseekers.com trades on the OTC bulletin board under the symbol HMSK.

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Fourteen  Hill is a Small  Business  Investment  Company  licensed  by the Small

Business  Administration.  Fourteen  Hill provides  capital to small  businesses

(generally  businesses  whose tangible net worth does not exceed $18 million and whose  average  net  income  during  the  preceding  two years did not exceed $6 million) whose primary businesses are located in the United States.



Commenting on the financings,  Chris Rodskog,  Senior Vice President of Fourteen

Hill Capital,  said,  "We intend to continue to seek out  investments in growing technology  companies,  and we believe that recent  turbulence  in public equity markets will provide us with more attractive  investment  opportunities  in this area."



Additional information about Fourteen Hill Capital is available on the company's

Web site, http://www.fourteenhill.com, or by calling 415-394-9467.





(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: Venture Capital, Internet).
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CONTACTS:         FOURTEEN HILL CAPITAL, SAN FRANCISCO.

                  CHRIS RODSKOG, 415/394-9467

                  cpr@pointwestcapital.com